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                                                                    Exhibit 10.2

                            1ST CONSTITUTION BANCORP

                            DIRECTORS' DEFERRAL PLAN
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                            1ST CONSTITUTION BANCORP
                            DIRECTORS' DEFERRAL PLAN

Section 1. Establishment of the Plan

            Effective as of October 1, 2002, 1st Constitution Bancorp ("Bancorp") hereby establishes a plan whereby certain members of the Boards of Directors of Bancorp and of 1st Constitution Bank ("Bank"), who are not current employees of either Bancorp or Bank ("Directors"), may voluntarily defer receipt of some or all of the directors' fees payable to them by either Bancorp or Bank (the "Deferred Compensation").

Section 2. Definitions

            In addition to the definitions set forth in Section 1, when used in the Plan, the following terms shall have the definitions set forth in this
Section 2:

            2.1 Beneficiary: The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated by the Participant pursuant to Section 5.3. hereof.

            2.2 Board of Directors: The term "Board of Directors" means the board of directors of the Company.

            2.3 Change of Control: A Change of Control will be deemed to have occurred if -

                  (X) any "person" (as such term is used in Sections 13(d) and
            14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Bancorp or a person engaging in a transaction of the type described in clause (Z) below of this definition but which does not constitute a change in control under such clause (Z), hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than 50% of the combined voting power of Bancorp's then outstanding securities; or
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                  (Y) during any period of twenty-four (24) consecutive months during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Bancorp to effect a transaction described in clauses (X) or (Z) of this definition) whose election by such Board of Directors, or nomination for election by Bancorp's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                  (Z) Bancorp completes, a merger, consolidation or similar
            transaction with or into any other corporation or entity, or a binding share exchange involving Bancorp's securities, other than any such transaction which would result in the voting securities of Bancorp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Bancorp or such surviving entity outstanding immediately after such transaction, or Bancorp completely liquidates, sells or otherwise disposes of all or substantially all of its assets.

            2.4 Company: The term "Company" means 1st Constitution Bancorp and/or 1st Constitution Bank.

            2.5 Company Credit: The term "Company Credit" means an amount computed and credited to a Participant's Deferred Compensation Account, as described in Section 4.2.

            2.6 Compensation: The term "Compensation" means the retainer and the aggregate of all fees for service and attendance at Board of Director and committee meetings to which a Director is entitled for services rendered to the Company as a Director.

            2.7 Deferred Amount: The term "Deferred Amount" means the amount of Compensation that a Participant elects to defer in accordance with Section 3 hereof.

            2.8 Deferred Compensation Account: The term "Deferred Compensation Account" means the account described in Section 4.1. A Participant's Deferred Compensation Account shall be fully vested at all times.


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            2.9 Effective Date: The term "Effective Date" has the definition set forth in Section 10.

            2.10 Participant: The term "Participant" means a Director who has elected to defer receipt of Compensation pursuant to the terms of the Plan.

            2.11 Plan: The term "Plan" means this 1st Constitution Bancorp Directors' Deferral Plan, as set forth herein, and as it may be amended from time to time.

Section 3. Participation

            Prior to the Effective Date, and thereafter prior to the beginning of any calendar year, any Director who is not an employee of the Company may defer the receipt of some or all Compensation to be earned by the Director during such following calendar year and the ensuing calendar years by filing with the Company (or its delegate) a written election that:

            (i) defers payment of a designated amount or a percentage of his/her Compensation for services attributable to such calendar years (the "Deferred Amount");

            (ii) specifies the payment option selected by the Participant pursuant to Section 5.2 hereof for such Deferred Amount.

            The amount deferred may not exceed the Director's Compensation for the period of deferral. Notwithstanding the foregoing, any individual who is not an employee of the Company, and who is newly elected or appointed to serve as a Director, may, not later than thirty (30) days after his/her election or appointment as a Director becomes effective, elect in accordance with the preceding provisions of this Section 3, to defer the receipt of Compensation earned during the portion of the current calendar year that follows his/her filing of the election with the Company. Any elections made pursuant to this
Section 3 shall be irrevocable when


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made. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may make a distribution to a Participant under either Section 5.2(i)(a) or 5.4. If a Participant fails to discontinue an election under
Section 4 with respect to his/her Deferred Amount for a calendar year prior to the commencement of such year, then the Participant's current election shall remain in effect; provided, however, that the Participant may thereafter make a new election with regard to calendar years in the future at any time in accordance with the first paragraph of this Section 3.

Section 4. Individual Accrual Accounts

            The Company shall maintain a notional individual account for each Participant, as follows:

            4.1 Deferred Compensation Account: The Company shall maintain a Deferred Compensation Account in the name of each Participant with respect to any amounts deferred under the Plan.

            4.2 Accrual of Company Credit: The Company shall credit to each Participant's Deferred Compensation Account an interest component calculated in one of two ways. The interest component for a given calendar year (for both amounts credited as of the first day of such calendar year and for all Deferred Amounts credited during such calendar year) will be credited at either the prime rate (compounded monthly) or based upon the performance of Bancorp's common stock (without regard to dividends) for such calendar year. For the above purpose, prime rate shall be determined each year as of the first business day of that calendar year (except with respect to the 2002 year, in which case the rate shall be determined as of the Effective Date (or the next business day if the Effective Date is not a business day)), as reported in The Wall Street Journal. Also for this purpose, the performance of Bancorp's common stock


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shall be calculated by averaging the closing prices of Bancorp's common stock for each day on which the applicable stock exchange is open for business, or in the event there is no closing price for such day, the average of closing bid and asked prices. Notwithstanding the above, the rate of return for a given calendar year under the Bancorp common stock methodology will be a minimum of four percent (4%) and a maximum of twelve percent (12%). Any actual rate of return (positive or negative) that is not taken into account for a given year as a result of the above minimum or maximum limits, will be carried forward to succeeding years and will be netted against the next year's return (with cumulative carryover, if necessary). A Participant must elect which interest component methodology will apply for a given calendar year prior to the commencement of such calendar year (or, for the partial year beginning on the Effective Date, prior to the Effective Date). Unless changed (in a written notice delivered to Bancorp (or its delegate)) prior to the commencement of a calendar year, the prior year's methodology will continue to apply. In the absence of an affirmative election by a Participant, the prime rate methodology will apply. The Company Credit shall be compounded and credited to each Deferred Compensation Account as of the last day of each month.

            4.3 Account Statements: Within a reasonable time following each December 31, the Company shall provide an annual statement of account to each Participant.

Section 5. Payment Provisions

            5.1 Method of Payment. All payments to a Participant (or to a Participant's Beneficiary or estate, as the case may be) with respect to the Participant's Deferred Compensation Account shall be paid in cash only.


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            5.2 Payment Options:

            (i) At the time each Director first elects to make a deferral, the Participant shall select a payment option with respect to the payment of the Participant's entire Deferred Compensation Account from the following payment options:

                  (a) a lump sum paid on or about the first day of the calendar year following termination of service as a Director;

                  (b) payments in substantially equal annual installments over a period of ten (10) years, commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director.

            (ii) If the payment option described in paragraph (i)(a) above has been elected, the amount of the lump sum with respect to the Participant's Deferred Compensation Account shall be equal to the amount credited to the Participant's Deferred Compensation Account as of the last business day of the calendar year preceding the date of payment.

            (iii) If the payment option described in paragraph (i)(b) above has been elected, the amount of each installment with respect to the Participant's Deferred Compensation Account shall be paid annually, in installment amounts. In such event, the Company Credit shall continue to be credited until all amounts are distributed.

            (iv) Notwithstanding the above, a Director may elect to change the form of distribution from installments to lump sum, or vice versa, provided that


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                  such new election may not be made less than nine (9) months prior to such Director's becoming entitled to a distribution hereunder. In addition, a Participant may not change his or her election after installment payments under Section 5(i)(b) have commenced.

            5.3 Payment Upon Death. Notwithstanding any other provision of the Plan to the contrary, within a reasonable period of time following the death of a Participant, the amount credited to the Participant's Deferred Compensation Account shall be paid by the Company in a lump sum to the Participant's Beneficiary. For purposes of this Section 5.3, the amount credited to the Participant's Deferred Compensation Account shall be determined as of the date of payment. A Participant may designate a Beneficiary, in writing, in a form acceptable to the Board of Directors. A Participant may revoke a prior designation of a Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided, however, that such revocation and new designation (if any) are in writing and filed with the Company before the Participant's death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant's lifetime shall be paid to the Participant's estate in a lump sum in accordance with this
Section 5.3.

            5.4 Payment on Unforeseeable Emergency. The Board of Directors may, in its sole discretion, direct payment to a Participant of all or of any portion of the Participant's Deferred Compensation Account, notwithstanding an election of a payment option under Section 5.2 above, at any time that the Board of Directors determines that such Participant has an unforeseeable emergency, and then only to the extent reasonably necessary to meet the emergency. For purposes of this section, "unforeseeable emergency" means severe financial


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hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

            5.5 Notwithstanding anything herein to the contrary, immediately following the occurrence of a Change of Control, all Deferred Compensation Accounts will be revalued (adjusting for earnings as of the date of the Change of Control), and will be distributed in the form of a lump sum to each Participant and/or Beneficiary, and the Plan will thereafter be terminated.

Section 6. Prohibition Against Transfer

            The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer amounts to which he/she is entitled hereunder prior to payment thereof to the Participant.

Section 7. General Provisions

            7.1 Director's Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payments of cash under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

            7.2 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Board of Directors of Bancorp, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan. The Board of Directors, however, shall have the right to delegate some or any of its administrative functions under the Plan to another person or entity.


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            7.3 Legal Opinions. The Board of Directors may consult with legal counsel, who may be counsel for the Company, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any good faith action taken, or omitted, by it pursuant to the advice of such counsel.

            7.4 Liability. Any decision made or action taken by the Board of Directors, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation or effect of the Plan, specifically including (but not limited to) the amount of the Company Credit, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Board of Directors nor any employee of the Company shall be liable for any Deferred Compensation Account or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

            7.5 Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments. The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.

Section 8. Amendment, Suspension, and Termination

            The Board of Directors of Bancorp shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan, provided, however, that no amendment, suspension, or termination shall reduce the balance in any Participant's Deferred Compensation Account.

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Section 9. Applicable Law

            The Plan shall be governed by, and construed in accordance with, the laws of the State of New Jersey, except to the extent that such laws are preempted by federal law.

Section 10. Effective Date

                  The Effective Date of this Plan is October 1, 2002.

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